Exhibit 10.165

COMMERCIAL LEASE

THIS LEASE is as of this, between Chancellor Square Acquisition LLC, a Florida limited liability company (“Landlord”) with offices at 2937 SW 27 Ave Suite 202, Coconut Grove, FL 33133 and La Rosa Holdings LLC, a Florida limited liability company and Evolution Network, Jose Couvertie (“Tenants”) with offices at 2400 Sand Lake Road, Suite 777, Orlando, FL 32809.

1. PREMISES

Landlord leases to Tenants and Tenant leases from Landlord Suite 777 with approximately 9,544 rentable square feet of office/warehouse space (“the Premises”) located in the building known as 2400 Sand Lake Road, Orlando, Florida 32809 (the “Building”), as indicated as Exhibit A.

Tenants accepts the Premises “as is”, “where is”, and “with all faults”, and wi1hout express or implied representation or warranty of any kind by the Landlord regarding the state or condition of the Premises.

2. RENT

(a)	Tenants La Rosa Holdings, LLC agrees to pay 50% of total rent and Evolution Network agrees to pay 50% of total rent to Landlord at:

Chancellor Square Acquisition LLC

2937 SW 27 Ave Suite 202

Coconut Grove, FL 33133

or at such other place as Landlord may designate in writing. Rent shall be payable without notice or demand, without abatement, deduction or setoff. Rent for any portion of a month shall be pro-rated.

(b) Base Rent shall be as follows:

Period	Annual Base Rent Per Aoorox. Souare Foot	Annual Total (*)	Monthly Base Rent(*)
Month 1- Month 3	$0.00	$0.00	$0.00
Month 4 - Month 15	$13.00	$124 072.00	$10.339.33
Month 16 - Month 27	$14.00	$133,616.00	$11,134.67
Month 28 - Month 39	$15.00	$143,160.00	$11,930.00
Month 40 - Month 51	$16.00	$152,704.00	$12,725.33
Month 52 - Month 63	$17.00	$162,248.00	$13,520.67

(*)	Does not include Florida State Sales Tax in Orange County.
(**)	Tenant shall be responsible for 100% of Additional Rent payment during the reduced rent period.

Base Rent is due on the first day of the month and shall incur a late charge of 10% of the amount due if paid more than 5 days late from the date due and after written notice to Tenant of such delinquency. Tenant shall be responsible for all applicable state and local taxes due on rent payments, and the costs of its own janitorial service and utilities (inclusive of electric and water service) for the Premises.

(c). Additional Rent:

(i) Tenant shall pay, as additional rent (“Additional Rent”), its pro rata share of all taxes, assessments and governmental charges of any kind now or subsequently levied or assessed against the Building, and all other costs or charges Landlord incurs in connection with the operation, maintenance, servicing and repair of the Building (adjusted to 95% occupancy), including, without limitation, all fees, wages, salaries, benefits and other compensation paid to employees performing setvices in connection with the management, operation and/or maintenance of the Building; premiums and other charges incurred by Landlord with respect to insurance maintained by Landlord as required or pennitted herein; common area utilities; HVAC maintenance; maintenance and repairs; and common area maintenance expenses related to the Common Areas of the Building, including, without limitation, landscaping, site maintenance, taxes and service payments related to such common areas (collectively, the “CAM Expenses”). All of the foregoing taxes, charges and expenses related to the Building plus CAM Expenses may be collectively referred to herein as “Operating Expenses”; provided, however, Operating Expenses shall exclude any payments of any indebtedness incurred by Landlord and secured by a mortgage of the Building, costs of Landlord in leasing or releasing any space in the Building, and costs charged to another tenant. Notwithstanding the foregoing, Tenant shall be responsible for its own janitorial service and utilities (inclusive of electric and water service) for the Premises. Landlord’s good faith estimate for the Operating Expenses for the Premises for 2024 is $4.80 per rentable square foot annually, or $3,817.60 monthly.

(ii) Prior to the Commencement Date and prior to each calendar year during the term of this Lease, Landlord shall notify Tenant of the amount of Operating Expenses that Landlord estimates it may incur during the forthcoming calendar year or portion thereof. Tenant shall pay as Additional Rent on the first day of each month an amount equal to amortize Tenant’s pro rata share of Landlord’s estimate of Operating Expenses it may incur during such calendar year or portion thereof in equal installments on the first day of each month of such calendar year. If Landlord determines its estimate may be erroneous, Landlord may adjust its estimate of Operating Expenses as of the first day of a given calendar mon1h and the amount of the payment required of Tenant for its pro rata share of estimated Operating Expenses shall be adjusted accordingly. If Landlord fails to notify Tenant of an estimate of the Operating Expenses that it may occur in a particular calendar year, Tenant shall continue to make the Additional Rent installment payments based on the last estimate provided by Landlord to Tenant. At the end of every calendar year, Landlord shall compare the actual Operating Expenses for the year with the payments for estimated Operating Expenses and shall determine if Tenant is due a reimbursement or owes Additional Rent for any difference.

3. TERM.

The term of this Lease shall commence on December 1, 2024. Tenant shall have access to the space starting on the Effective Date, for purposes of moving and installation of FF&E and IT wiring. The term of this Lease shall continue from the commencement date fora period of 63 months(the “Initial Term’). If Tenant does not yield up the Premises at the termination of the lease without a renewal, the holding over lease rate shall be at the Base Rent plus fifty percent (50%).

4. BROKERAGE.

Landlord and Tenant have not dealt with any real estate agent or broker in connection with this Lease other than Avison Young representing the Landlord and La Rosa Realty Orlando representing 1he Tenant (“the Brokers”). Landlord and Tenant indemnify each other from any claims arising from other real estate agents or brokers related to this transaction. Landlord shall be solely responsible to compensate the Brokers in accordance with Landlord’s agreement with the Brokers.

5. NOTICES.

Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery, facsimile transmission, Email, or by mail, and if given by mail shall be deemed sufficiently given if sent by registered or certified mail or overnight mail to the following addresses:

If to Landlord:

If to Tenant:

Either party may by written notice to the other specify a different address for notice purposes.

6. USE.

The Premises shall be used for Tenant’s general office, storage, receiving and distribution and wholesale sales. Tenant may not conduct retail sales from this facility to the general public. Tenant shall ensure that use shall conform to all local, state and federal laws. Tenant agrees to abide by the rules and regulations enforced by the Landlord attached as Exhibit B. Tenant shall not cause or permit hazardous materials to be brought into the Premises.

7. PARKING AND SIGNAGE.

Landlord shall not be liable for the interruption, curtailment, stoppage or suspension of services and utilities under this section when necessary by reason of accident or emergency or suspension of utility services or when necessary for repairs, alterations, replacements or improvements desirable or necessary in the reasonable judgment of the Landlord or for any cause beyond the control of the Landlord.

Landlord shall provide 3.0/1,000 parking spaces to Tenant on an unreserved non-exclusive basis at no additional cost located adjacent to the Building.

Tenant may install signage only on the main door or adjacent to the main door leading into the Premises, at Tenant’s cost and with Landlord’s prior review and approval. Tenant is obligated to post Real Estate Signage on the main door per the NAR and DBPR rules and regulations.

8. REPAIRS.

Tenant shall maintain and repair the interior of the Premises and keep the same in a neat and orderly condition. Notwithstanding the foregoing provisions of this Section, if any HVAC unit which exclusively serves the Premises needs to be replaced as the result of normal wear and tear, then, provided Tenant has maintained the HVAC unit in accordance with its obligations under this Lease, Landlord shalt cause the unit to be replaced and Tenant shall contribute to the cost of replacement. Tenant’s share of the cost of replacement shall be equal to that percentage obtained by dividing the number of months remaining in the Term (or extension term, as the case may be) by the number of months reasonably expected to be the useful life of the HVAC unit as determined by the manufacturer. Tenant shall pay its share of the cost upon written demand, including invoices demonstrating actual cost to the Landlord. Inspection of HVAC units exclusively serving the Premises will be performed by a Landlord’s approved contractor, at Tenants expense, outlining the units life expectancy prior to move in.

9. YIELD-UP AND FIXTURES.

Tenant shall at the termination of this Lease, peaceably yield up the Premises and Tenant’s improvements and permitted alterations in good order, repair and condition, fire or unavoidable casualty and reasonable use and wear excepted. In addition Tenant shall before the termination of this Lease remove all furniture, fixtures and personal property of Tenant from the Premises. Tenant shall pay the Landlord for any and all damages to the Premises resulting in the removal of furniture, fixtures and personal Building of the Tenant. Tenant agrees that any personal property of the Tenant not removed after 5 business days after the termination of the Lease is abandoned by the Tenant and may thereafter be disposed of by Landlord in Landlord’s sole and absolute discretion.

10. CHANGES AND ALTERATIONS.

Tenant shall not make any changes or alterations to the Premises without Landlord’s prior written consent, provided that such consent shall not be unreasonably withheld with respect to non-structural alterations. Tenant, at its expense and as required, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations and for final approval thereof upon completion, and shall cause alterations to be performed in compliance therewith and with all applicable law and requirements of public authorities and with all applicable requirements of insurance bodies. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the original installations of the Building and shall not interfere with or delay in Landlord’s operation, repair or maintenance of the Building.

Tenant shall provide Landlord with further specifications of alterations for review and approval including but not limited to electrical, plumbing, venting and roof penetrations. Tenant shalt install roof penetrations so as not to void the roof warranty, and shall only use approved roofing contractors and plans.

Tenant, at its expense, shall carry or cause to be carried, worker’s compensation insurance in statutory limits, employer’s liability in a minimum amount of one hundred thousand dollars($ I 00,000), comprehensive general liability insurance, including completed operation endorsement, and broad from general liability endorsement, including owned, non-owned and hired vehicles, for any occurrence in or about the Building in such limits as Landlord may reasonably require, with insurers licensed in the State of Florida and have a Best’s Insurance Guide rating of B+ or better.

11. INDEMNITY AND INSURANCE.

(a) The Tenant shall hold the Landlord harmless against any liability arising from the Tenant’s use of the Premises or conduct of business therein, including, without limitation, any claim arising from any environmental condition or contamination caused by the Tenant unless such liability arises out of Landlord’s negligent or intentional act. Tenant shalt at Tenant’s expense, obtain and keep in force at all times during the term of this Lease comprehensive general liability insurance of not less than $1,000,000 per occurrence, and $2,000,000 in aggregate, including broad form general liability endorsement and contractual liability and property insurance insuring Tenant’s personal property. Insurance required of Tenant shall be in companies licensed in the State of Florida and have a Best’s Insurance Guide rating of B+ or better. Tenant will provide a reporting endorsement that names Landlord for periods after any such coverage ceases, and, to the extent any such reporting endorsement is not in effect, Tenant shall indemnify and hold Landlord harmless from and against any loss, liability, or damage that would have been covered by such policies if they were on an occurrence basis; the aforesaid indemnity shall survive the termination of this Lease. All policies of insurance maintained by Tenant shall be in form acceptable to Landlord, with satisfactory evidence that all premiums have been paid. Tenant agrees not to knowingly violate or permit to be violated any of the conditions or provisions of the insurance policies required to be furnished hereunder, and agree to promptly notify the Landlord of any fire or other casualty.

Tenant shall be responsible for the wellbeing and storage of their furniture, equipment and goods, and it is specifically understood that the Landlord shall not be liable for any losses suffered by Tenant during the Term of the Lease.

(b) Landlord shall, at al! times during the term of this Lease, carry and maintain Building damage (replacement cost coverage) and comprehensive general liability insurance. In no event shall Landlord’s general liability coverage be less than one million dollars ($1,000,000) per occurrence.

(c) All fire and extended coverage insurance maintained by Landlord and Tenant on the Premises and the Building shall include a waiver by the insurer of all right of recovery against the Landlord or Tenant in connection with any loss or damage by fire or peril included within fire and extended coverage insurance and neither party shall be liable to the other for loss or damage resulting from such included peril and further, Landlord and Tenant each release the other from any and all claims with respect to any such loss to the extent of the insurance proceeds paid with respect thereto.

12. TRANSFER AND SUBLET.

Tenant covenants and agrees that neither this Lease nor the estate hereby granted, nor any interest herein or therein, shall be mortgaged, pledged, encumbered or otherwise transferred, by direct transfer by Tenant or any indirect transfer by the sale or transfer of any interest in Tenant, or otherwise. Any attempt at any such transfer, without the express prior written approval of Landlord, which approval may be withheld by Landlord, in Landlord’s sole and absolute discretion, is void and shall be considered a default under this Lease. Landlord acknowledges that Tenant will be sharing space with another professional on a regular basis and will be responsible for their conduct.

13. ACCESS.

(a) Landlord’s agents, employees, contractors, prospective purchasers and prospective tenants shall have the right to enter the Premises at reasonable hours upon notice to the Tenant for the purpose of inspecting the same, and Landlord, its employees, agents and contractors shall have the right to enter the Premises at any time for the purpose of making repairs thereto and to the Building and its mechanical systems.

(b) Landlord shall, whenever possible, except in the event of a nemergency, give Tenant at least forty-eight (48) hours’ notice (which may be oral) of any scheduled repair or maintenance in the Premises. Landlord shall give Tenant reasonable notice (which may be oral) of any walk-through of the Premises. All entries shall be coordinated with Tenant to minimize interference with the Tenant’s business.

14. DEFAULT.

(a) In the event of failure of Tenant to pay the rent by the 5th day after receiving written notice from Landlord in accordance with Section 5 that rent has not been timely paid on the 5th day of the mon1h, or violates or fails to perform any of the other covenants or agreements herein made by Tenant, and such violation or failure shall continue for thirty (30) days after written notice thereof to Tenant by Landlord in acconlance with Section 5, or abandons the Premises without making the necessary rental payments as they become due and without complying with Tenant’s other lease obligations, then Landlord, at its option, may terminate1his Lease without further notice. In the event of a termination of this Lease, Landlord shall be entitled to recover from Tenant, as liquidated damages, the amount, discounted to present value using the Prime Rate as 1he discount rate, by which the sum of (a) rent and additional rent payable for the remainder of the term of1his Lease, and (b) all reasonable expenses of Landlord incurred in recovering possession and reletting including costs of repair and renovating the Premises, management agents’ commissions and fees, court costs and reasonable attorneys’ fees, exceed the fair rental value of the Premises.

(b) In the event any or all of Tenant’s interest in the Premises is transferred by law to any trustee, receiver (the “Grantor”) for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Landlord, (each such transaction being hereinafter referred to as a “Disposition”), Landlord has and shall have a right of first refusal to purchase, take, or otherwise acquire the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity, and as to each such Disposition the Grantor shall give written notice to Landlord in reasonable detail of all of1he terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and it shall not make the Disposition until and unless Landlord has failed or refused to accept such right of first refusal as to the Disposition.

15. LIMITATION OF LIABILITY.

Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to 1he estate of Landlord in the Building, and subject to the prior rights of any mortgagee of the Building, for1he collection of any judgment (or other judicial process) requiring the payment of money by Landlord in 1he event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of 1his Lease to be observed and/or performed by Landlord, and no other assets of Landlord or its partners shall be subject to levy, execution or other procedures for the satisfaction of Tenant’s remedies.

16. FORCE MAJEURE.

Landlord and Tenant shall each be excused for the period of any delay in the performance of any obligations hereunder, when prevented from so doing by cause or causes beyond each party’s control which shall include, without limitation, all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or o1her casualty, inability to obtain any material or services, or through acts of God. Provided:

(a) nothing contained in this Section or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of any sums of money required hereunder, or any delay in the cure of any default which may be cured by the payment of money except for an abatement of prorated rent due during a period of uninhabitability;

(b) no reliance by Tenant upon this Section shall limit or restrict in any way Landlord right under Section 22: and

(c) Neither party shall be entitled to rely upon this Section unless it shall advise the o1her party in writing, of the existence of any force majeure preventing the performance of an obligation of said party within a reasonable time after the commencement of the force majeure.

17. FIRE OR OTHER CASUALTY

If (i) the Premises should be damaged as a result of risk which is not covered by Landlord’s insurance, or (ii) the Building should be damaged to the extent of fifty percent (50%) or more of the then monetary value thereof, or if any or all of the Building or the common areas thereof are damaged to the extent that the Building cannot, in the sole and reasonable judgment of Landlord, be operated as an integral unit, Landlord may either elect to repair the damage or may cancel this Lease by notice of cancellation within sixty (60) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Premises to Landlord within thirty (30) days of such notice. If Landlord elects to repair or restore, Landlord shall notify Tenant within sixty (60) days of the casualty of the estimated time to complete such work. In the event that Landlord estimates that the Premises cannot be restored within ninety days (90) days after the casualty, then Tenant shall have the right to terminate this Lease within thirty (30) days from the date of notice from Landlord. If Tenant elects not to terminate this Lease, Rent shall be abated during such time that Tenant is unable to occupy the Premises and shall resume upon receipt by Tenant of a certificate of occupancy, if required. Should such casualty occur during the last year of the term of this lease, either party may terminate this Lease with thirty (30) days prior written notice to the other. If the repair exceeds 120 days (through no fault of the Tenant), Tenant shall have the right to terminate this Lease upon an additional 30 days prior written notice and the Lease will terminate pursuant to such notice unless Landlord shall complete the restoration within said 30 days.

18. CONDEMNATION

If the whole of the Building shall be lawfully taken by condemnation or in any other matter for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title in such condensing authority, and the rents shall be prorated and adjusted as of such date.

If any material part of the Building shall be so taken, this Lease shall be unaffected, except that (i) Landlord may, at its option, terminate this Lease by giving notice within forty-five (45)days after the date of the taking, and (ii) if twenty percent (20%) or more of the Premises shall be so taken, Tenant may terminate this Lease by giving Landlord notice within forty-five (45) days after the date of the taking.

19. ESTOPPEL CERTIFICATES.

Tenant shall, within five (5) business days of request by Landlord, execute and deliver to Landlord a written declaration in recordable form: (1) ratifying this Lease; (2) expressing the commencement and termination dates thereof; (3) certifying that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated), (4) that all conditions under this Lease to be performed by Landlord have been satisfied (or specifying those conditions that have not been satisfied); (5) that there are no defenses or offsets against the enforcement of this Lease by Landlord, or stating those claimed by Tenant, (6) the amount of advance rental, if any, (or none if such is the case) paid by Tenant, (7) the date to which rental has been paid; and (8) the amount of security deposited with Landlord. Such declaration shall be executed and delivered by Tenant from time to time as may be requested by Landlord. Landlord’s mortgage lenders or purchasers shall be entitled to rely upon same. Landlord shall be responsible for producing any documents under this Section.

20. MECHANICS LIENS.

Tenant shall not permit any mechanic’s or other lien or charge to be filed against the Premises or the Building, by reason of any act of Tenant or anyone holding the Premises through o runder Tenant. If any such mechanics’ or other lien or charge shall at any time be filed against the Premises or the Building, Tenant shall immediately cause the same to be discharged of record (which may be through provision of adequate bond), in default of which Landlord may, on 30 days’ notice to Tenant, discharge the same, and all costs and expenses, including attorneys’ fees, incurred by Landlord in procuring such discharge shall be payable by Tenant to Landlord as additional rent upon demand, provided that if, within said 30 day period, Landlord shall so request, Tenant shall indemnify Landlord, Landlord’s mortgagee, a buyer of the Building from Landlord, or any of their title insurance companies, against the underlying liabilities which is the basis for such mechanics’ lien.

21. SUBORDINATION.

The Lease and Tenant’s rights hereunder are and shall be subject and subordinate to the lien, operation and effect of any mortgages or other security instruments constituting a lien upon the Premises, and to any and all advances to be made thereunder, and to the interest thereon, and al renewals, replacements and extensions thereof, whether the same shall be in existence at the date of this Lease or created hereafter. Tenant’s acknowledgement and instrument of subordination as provided for herein shall be self-operative and no further instrument of subordination shall be required; provided, however, Tenant agrees (within 20 days of request) to execute and deliver such further instruments evidencing or confining such subordination as may be requested from time to time by Landlord or any mortgagee provided that the mortgagee agrees not to disturb the rights of the Tenant as long as Tenant is not in default under this Lease. Notwithstanding the foregoing, Tenant agrees that any mortgagee may elect by written instrument to have this Lease be prior to such mortgage, whether or not this Lease is dated prior or subsequent thereto.

22. LANDLORD’S RIGHT TO CURE BREACH.

In the event of any breach of this Lease by Tenant, and following the Landlord’s satisfaction of any notice obligations, and the expiration of any cure periods, applicable thereto, Landlord may, at Landlord’s sole option, at any time, without notice, cure such breach for the account and the expense of Tenant If Landlord so elects to cure any such breach, the reasonable sums so paid and costs expended by Landlord shall be paid by Tenant to Landlord with interest at the rate of Prime Rate plus five percent(5%) per annum, not to exceed a total of 12% as Additional Rent, upon written demand.

23. RECORDING.

Tenant shall not record this Lease nor a notice or memorandum of this Lease. Any such recording shall constitute a default under this Lease.

24. ENTIRE AGREEMENT.

(a) This Lease and the Exhibits set forth the entire agreement between the parties. Any prior conversations or writings concerning the Premises are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both Landlord and Tenant. Submission of this Lease for examination does not constitute an option for the Premises and becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant The failure of Landlord to insist in any one or more instances upon the strict performance of any one or more of Tenant’s obligations under this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such elections.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Landlord agrees to notify Tenant if Tenant fails to pay the full amount of any payment due to Landlord, but no such notice, nor failure by Landlord to give such a notice, shall affect any late fees payable by Tenant as a result of such failure.

25. HEIRS, ASSIGNS, NUMBER AND GENDER.

This agreement shall be binding upon the parties hereto and their heirs, administrators, executors, successors and assigns. The use of the neuter singular pronoun to refer to Tenant shall be deemed a proper reference even though Tenant may be an individual, partnership, a corporation or a group of two (2) or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural number where there is more than one Tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

26. REPRESENTATIONS.

Tenant hereby represents and warrants that Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full power and authority to conduct its business as now conducted and to enter into this Lease and perform its obligations hereunder. This Lease has been duly authorized, executed, and delivered by Tenant and Tenant knows of no state of facts, after due inquiry, that would prevent this Lease from constituting a valid and binding obligation of Tenant, enforceable against it in accordance with its terms.

27. IMPROVEMENTS.

Landlord will provide Tenant with a Tenant Improvement allowance of $167,500.00, with new building standard finishes based upon a mutually agreed upon proposed plan to be determined - See exhibit B. Landlord shall deliver Tenant space in “AS IS” condition. The cost of any additional work or finishes shall be the sole responsibility of the Tenant.

Landlord is not required to perform any additional improvements in the Premises. Tenant or its agents on Tenant’s behalf has inspected the Premises and the Building and is thoroughly acquainted with their condition and takes the Premises “AS IS”, and the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at the time possession was taken by Tenant except to all latent defects or those defects which could not be discovered upon reasonable inspection by tenant. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Premises, the land upon which the Building is constructed, or any other matter or thing affecting or related to the Building or the premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

28. LEGAL/JURY.

(a) Time is of the essence with regard to this Lease.

(b) This Lease is governed by the laws of the state of Florida.

(c) If the services of an attorney are required by any party to secure the performance under the Lease or otherwise upon the breach or default of the other party to the Lease, each party shall be responsible for its own legal fees. If a judicial remedy is necessary to enforce or interpret any provision of the Lease, the prevailing party shall be entitled to reasonable attorney’s fees, costs and other expenses, in addition to any other relief to which the prevailing party may be entitled. Landlord and Tenant each hereby waives all right to trial by jury in anyclaim,action, proceeding or counterclaim byeither party against theotheron any matters arisingoutoforinanywayconnectedwiththisLease,therelationshipofLandlordandTenantand/orTenant’s use or occupancy of the Premises.

(d) This Lease may be executed in counterparts, each of which shall be deemed an original.

29. SECURITY DEPOSIT

Upon execution of this Lease, Tenant shall deposit with Landlord the payment for Security Deposit of $12,000.00 (the “Security Deposit”) and prepaid base rent and operating expenses (inclusive of sales tax) for Month 4 (March 2025) equal to $14,510.86, for a collective total of $26,510.86. During the lease term, Landlord may apply such Security Deposit towards any amounts delinquent and owed by the Tenant to 1he Landlord under this lease. Provided that the Security Deposit has not been so appliedand provided that Tenant has not been in default under this Lease, Landlord shall return the Security Deposit to Tenant no later1han 60 days after the end of the lease term.

30. RADON GAS

Radon isa naturally occurring radioactive gas that, when ithas accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceeded federal and state guidelines have been found in buildings in Florida Additional information regarding radon and radon testing may be obtained from the county public health unit.

31. HAZARDOUS MATERIALS

Tenant shall not cause or permit any Hazardous Material (as defined herein) to be brought, kept or used in or about the Building by Tenant its agents, employees, contractors or invitees, except those typically used for standard office functions and limited to quantities appropriate for such standard office functions. Tenant hereby indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all loss, damage, cost and/or expenses (including, without limitation, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building, and sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees, and expert fees) which arise during or after the term of this Lease as a result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building which results from such a breach. Without limiting1he foregoing, if the presence of any Hazardous Material in the Building caused or permitted by Tenant results in any contamination of the Building, Tenant shall promptly take all actions at its sole expense as are necessary to return the Building to the conditions existing prior to the introduction of such Hazardous Material to1he Building; provided that the Landlord’s approval of such actions, and the contractors to be used by Tenant in connection therewith, shall first be obtained, which approval sha1l not be unreasonably withheld, conditioned or delayed.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority or the United States Government. The term ‘Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste”, “extremely hazardous waste”, or “restricted hazardous waste” or similar term under the law of the jurisdiction where the property is located, or (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 47 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903),or (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601).

32. LANDLORD’S LIEN

Tenant hereby grants to Landlord a security interest in the personal property of Tenant now or hereafter located on the Premises as security for the performance of Tenant’s obligations hereunder. Tenant shall upon request of Landlord execute financing statements as reasonably require by landlord to perfect the security interest granted hereby.

33. COUNTERPARTS

This Lease may be executed in mutual counterparts and all such executed counterparts together shall constitute one original document.

34. ATTACHMENTS TO LEASE

The following Exhibits are attached the Lease Agreement: Exhibit A - “Premises”; Exhibit B - “Tenant Improvements”; Exhibit C- “Rules and Regulations”; Exhibit D - “Verification Letter”.

36. THOROUGH REVIEW

LANDLORD AND TENANT ACKNOWLEOOE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THEPARTIESHEREBY AGREETHAT,ATTHETIMETHISLEASEISEXECUTED,1HE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEOOES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED COUNTERPART OF THIS LEASE TO TENANT.

Date and Signatures immediately follows.

Agreed to:

LANDLORD: Chancellor Square Acquisition, LLC
B&L Management Group, Corp its Manager

Name, Position	Date

TENANT: La Rosa Holdings, LLC

Its:

Name:·
Its:
Date

Federal Tax ID Number:

EXHIBIT A

PREMISES

EXHIBIT B

WORK LETTER

SCHEDULE B-1

APPROVED SCOPE

EXHIBIT C

RULES AND REGULATIONS

EXHIBIT D

VERIFICATION LETTER